Regencell Bioscience To improve the lives of ADHD and ASD patients, their families and caregivers & become a market leader for the best treatment of ADHD and ASD Corporate Presentation June 2021 Issuer Free Writing Prospectus dated June 28, 2021 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated June 22, 2021 Registration Statement No. 333 - 254571

Regencell Bioscience Holdings Limited | 2 Free Writing Prospectus Statement ▪ This free writing prospectus relates to the proposed initial public offering of ordinary shares of Regencell Bioscience Holdings Limited (the “Company”), which are being registered on a registration statement and should be read together with the preliminary prospectus included in the registration statement initially filed with the SEC on March 22 , 2021 , as amended, for the offering to which this presentation relates and may be accessed through the following link : https://www.sec.gov/Archives/edgar/data/0001829667/000121390021033616/ea143071 - f1a3_regencellbio.htm The Company has filed the registration statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates. The registration statement has not yet become effective. Before you invest, you should read th e preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we ha ve filed with the SEC in their entirety for more complete information about us and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. ▪ Alternatively, we or the representative of the underwriters will arrange to send you the prospectus if you contact Regencell Bioscience Holdings Limited, via email : james . chung@rgcbio . com, or contact Maxim Group LLC, via email : mleite@maximgrp . com . Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

Regencell Bioscience Holdings Limited | 3 Forward Looking Statements All statements in this presentation, other than those relating to historical facts, are "forward - looking statements . ” These forward - looking statements may include, but are not limited to, statements relating to our objectives, plans, and strategies ; statements that contain projections of results of operations or of financial condition ; statements relating to the research, development, and use of our platform technologies, technologies, products and product candidates ; and all statements (other than statements of historical facts) that address activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future . Forward - looking statements are not guarantees of future performance and are subject to risks and uncertainties . We have based these forward - looking statements on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate . Important factors that could cause actual results, developments, and business decisions to differ materially from those anticipated in these forward - looking statements include, among other things : the overall global economic environment ; the impact of competition and new technologies ; general market, political, and economic conditions in the countries in which we operate ; projected capital expenditures and liquidity ; changes in our strategy ; government regulations and approvals ; and litigation and regulatory proceedings . The Company has filed a registration statement on Form F - 1 , as amended (Registration No .: 333 - 254571 ) with the Securities and Exchange Commission for the offering to which this presentation relates . Before you invest, you should read the registration statement and other documents that we have filed with the Securities and Exchange Commission for more complete information about us and the offering . You may get these documents for free by visiting EDGAR on the Commission’s website at www . sec . gov . We caution you that forward - looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” section of the Registration Statement . In addition, even if our results of operations, financial condition and liquidity, and the development of the industry in which we operate are consistent with the forward - looking statements contained in this presentation, they may not be predictive of results or developments in future periods . This presentation shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any of our securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction . Any offering of securities can only be made in compliance with applicable securities laws . You should read carefully the factors described in the “Risk Factors” section of the Registration Statement to better understand the risks and uncertainties inherent in our business and underlying any forward - looking statements . These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward - looking statements . You should not rely upon forward - looking statements as predictions of future events . Although we believe that the expectations reflected in the forward - looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements . Except as required by law, we are under no duty to update or revise any of the forward - looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus . These forward - looking statements speak only as of the date of this presentation, and we assume no obligation to update or revise these forward - looking statements for any reason . This presentation is confidential, is intended for the recipient only and thus may not be forwarded, reproduced, redistributed or passed to any other person or published in whole or in part for any purpose . If this document has been received in error, it must be returned immediately to the Company . By receiving this presentation, you become bound by the above - referred confidentiality obligation . Failure to comply with such confidentiality obligation may result in civil, administrative or criminal liabilities . This presentation contains inside information with regard to the Company and/or its securities . Recipients of this presentation should not deal or encourage any other person to deal in the securities of the Company until the transaction described in this presentation is either announced or abandoned by the Company . Dealing in securities of the Company when in possession of inside information would result in liability for breach of insider dealing restrictions under applicable law, including United States and the laws of Hong Kong . This presentation is not directed to, or intended for distribution to or use by, any person or entity that is a citizen or resident or located in any locality, state, country or other jurisdiction where such distribution, transmission, publication, availability or use would be contrary to law or regulation or which would require any registration or licensing within such jurisdiction . No communication or information relating to the transaction described herein may be distributed to the public in any jurisdiction in which registration or approval would be required prior to such distribution . Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

Regencell Bioscience Holdings Limited | 4 ISSUER: Regencell Bioscience Holdings Limited PROPOSED EXCHANGE // SYMBOL: Nasdaq Capital Market // RGC OFFERING TYPE : Initial Public Offering OFFERING SIZE: Approximately $ 21.9 million (excluding 15% over - allotment option) SECURITIES OFFERED: Ordinary shares PRICE RANGE: $8.50 - $10.50 USE OF PROCEEDS*: ▪ Approximately $2.9 million to complete the second research study ▪ Approximately $8.2 million to pay staff salaries ▪ Approximately $2.7 million to pay facilities rental, renovations and equipment ▪ Approximately $2.3 million to register product and intellectual properties ▪ Approximately $3.2 million for working capital and other general corporate purposes Sole Book - Runner: Maxim Group LL C Offering Summary Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . * Amounts reflect expected net proceeds of $ 19 . 3 million

Regencell Bioscience Holdings Limited | 5 About Us • We are an early - stage bioscience company that focuses on research, development and commercialization of Traditional Chinese Medicine (“TCM”) for the treatment of neurocognitive disorders and degeneration, with initial products in development for the treatment of ADHD and ASD • Our goal is to improve the lives of ADHD and ASD patients, their families and caregivers and become a market leader for the best treatment of ADHD and ASD globally • We are committed to be a socially responsible company ADHD = Attention Deficit Hyperactive Disorder ASD = Autism Spectrum Disorder Regencell Bioscience Holdings Limited (Cayman Islands) Regencell Limited (Hong Kong) Regencell Bioscience Limited (Hong Kong) TCM Practitioner (Mr. Sik - Kee Au) 100% 100% Strategic Partnership Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

Regencell Bioscience Holdings Limited | 6 Investment Highlights • Addressing large neurocognitive disorders markets with unmet needs • Lead products are proprietary TCM formulae based on over 30 years of Mr . Sik - Kee Au's clinical experience • Promising results from our first research study • Clear commercialization roadmap with low product development costs with near - term second study to support pCm registration • Multi - layered intellectual property protection strategy, including exclusive access to proprietary formulation and manufacturing know - how • Experienced management team • A socially responsible company pCm registration = proprietary Chinese medicine registration which is required for a TCM product to be imported, manufactured and distributed in Ho ng Kong Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

Regencell Bioscience Holdings Limited | 7 Large Markets with Unmet Needs Main Symptoms ADHD Lack of attention, hyperactive, impulsive behavior, excessive physical movement and little or no sense of danger . Some may also have signs of anxiety, oppositional defiant and conduct disorder, depression and sleep problems (1) ASD Avoiding eye - contact, not responding to their name, not smiling when you smile at them, repetitive movements, having trouble understanding what others are talking or feelings, difficulty saying how they feel, preferring to be on their own, liking a strict daily routine and getting very upset if it changes (1) Global Prevalence (Estimated Number of Patients) ADHD 187M: Child prevalence estimated to be 7 . 2 % according to a meta - analysis of 175 research studies worldwide on ADHD prevalence in children aged 18 and under (2) 177M: Adult estimates averaged 3 . 4 % based on the screening of 11 , 422 adults for ADHD in 10 countries (3) ASD 16M: Child prevalence estimated to be 1 in 160 (4) 40M: Adult prevalence estimated to be 7 . 6 cases per 1 , 000 (5) Hong Kong Prevalence (Estimated Number of Patients) ADHD 77K: Child prevalence estimated to be 6 . 4 % according to research conducted by Li Ka Shing Faculty of Medicine of The University of Hong Kong (6) 158K: Adult prevalence is approximately 2 . 5 % according to research conducted by Li Ka Shing Faculty of Medicine of The University of Hong Kong (6) ASD 44K: Child prevalence of 1 in 27 (7) 233K: Adult prevalence based on an estimated 3 . 7 % overall ASD prevalence in Hong Kong (8) Note : Estimated numbers are calculated based on a global population of approximately 7 . 8 billion with 2 . 6 billion children age 0 - 19 and 5 . 2 billion adult age 19 + in 2020 according to United Nations Department of Economic and Social Affairs and a Hong Kong population of approximately 7 . 5 million with 1 . 2 million children and 6 . 3 million adults in 2020 according to Hong Kong Census Bureau . Clinical trials have not been conducted outside of Hong Kong as of the date of the presentation . Additional clinical trials will be required if the Company plans to pursue global markets . Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . Sources : (1) National Health Service (NHS) UK ; (2) PubMed PMID : 25733754 , Thomas et al . 2015 ; (3) PubMed PMID : 17470954 , Fayyad et al . 2007 ; (4) The World Health Organization (WHO), 2013 ; (5) PubMed PMID : 25108395 , Baxter et al . 2015 ; (6) HKUMed Sep 19 , 2018 Press Release, ‘HKU finds ADHD drug use increase in Hong Kong and 13 different countries Safety and efficacy of ADHD drugs monitoring indispensable’ ; (7) 2021 World Population Review of autism rates by country ; (8) 2020 Fortune Business Insights of total prevalence subtracting child prevalence

Regencell Bioscience Holdings Limited | 8 ADHD Common Medications • Stimulants : H elp focus thoughts and ignore distractions . Work for 70 % to 80 % of people . Used to treat moderate and severe ADHD (1) • Non - stimulants : In cases where stimulants don’t work or cause unpleasant side effects, non - stimulants might help . These medications can improve symptoms like concentration and impulse control (1) Side Effects • Common side effects of stimulants include loss of appetite, weight loss, sleep problems, crankiness and tics . The FDA has issued a warning about the risk of drug abuse with amphetamine stimulants . FDA safety advisers are also concerned that all amphetamine and methylphenidate stimulants used for ADHD may make heart and psychiatric problems more likely (1) • Common side effects of non - stimulants include fatigue , upset stomach , dry mouth , and nausea . Patients’ blood pressure often rises when patients stop taking them . Some non - stimulant medications may raise the risk of suicidal thoughts and death by suicide in teens (1) Not A Cure There is no ADHD medication that will cure this condition (2) Limitations of Existing Medications Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . Sources : (1) WebMD ; (2) ADHD Parents Medication Guide prepared by American Psychiatric Association ; (3) Spectrum 2017 article, ‘Autism’s drug problem’ ; (4) Raisingchildren . net . au resource, ‘Medications and autism’ ; (5) Centers for Disease Control and Prevention (CDC) ASD Common Medications • Children with autism usually take two, three or even four medications at once . More often, doctors prescribe drugs for each individual symptom — stimulants for focus, selective serotonin reuptake inhibitors (SSRIs) for depression, antipsychotics for aggression and so on (3) Side Effects • Common side effects of antipsychotics include gaining weight, feeling sleepy or tired and drooling (4) • Common side effects of SSRIs include tummy troubles, trouble sleeping, irritable and nervous feelings . Teenagers and grown - ups can experience sexual dysfunction with SSRIs . Recently doctors and scientists have started to worry that people taking SSRIs might think about hurting or even killing themselves, particularly if they’re younger than 25 (4) Not A Cure Currently, no treatment has been shown to cure ASD (5)

Regencell Bioscience Holdings Limited | 9 Source: Persistence Market Research Analysis 2020 Report 21.5 22.5 23.5 24.7 25.9 27.3 28.6 30.1 31.6 33.1 34.7 36.5 3.4 3.6 3.8 4.1 4.3 4.6 4.9 5.1 5.4 5.8 6.1 6.4 24.9 26.1 27.4 28.7 30.2 31.8 33.5 35.2 37.0 38.9 40.8 42.9 - 10.0 20.0 30.0 40.0 50.0 Global ADHD & ASD Market Size (US$ Billion) ADHD ASD ADHD+ASD 16.8 19.5 21.4 23.1 24.8 26.4 28.3 30.5 32.9 35.5 38.5 2.1 2.3 2.5 2.6 2.7 2.9 3 3.1 3.3 3.4 3.5 18.9 21.8 23.9 25.7 27.5 29.3 31.3 33.6 36.2 38.9 42 .0 0 10 20 30 40 50 2019A 2020 2021 2022 2023 2024 2025 2026 2027 2028 2029 Hong Kong ADHD & ASD Market Size (US$ Million) ADHD ASD ADHD+ASD Source: Fortune Business Insights Analysis 2020 Report • The global ADHD and ASD market size is forecasted to grow at a CAGR of 4.9% and 5.9% respectively from 2020 to 2030, and 8.6% and 5.2% respectively in Hong Kong from 2019 to 2029 Growing Needs for Safe and Effective Treatments Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results . Note : Clinical trials have not been conducted outside of Hong Kong as of the date of the presentation . Additional clinical trials will be required if the Company plans to pursue global markets .

Our Proprietary TCM Formulae



- Mr. Sik-Kee Au (TCM Practitioner) invented the Sik-Kee Au TCM Brain Theory™ and accumulated over 30 years experience of TCM R&D and clinical practice applying this theory
- Graduated from UC Berkeley with Bachelor's and Master's degrees in Electrical Engineering specializing in Circuit Design and Network Theory
- Now dedicating all his efforts to treat people afflicted with incurable diseases, illnesses and disorders



- Sik-Kee Au TCM Brain Theory™ explains why a healthy brain is essential in restoring the body's systems to normal from disorders and illnesses such as ADHD and ASD
- According to the Sik-Kee Au TCM Brain Theory™, the blockage or reduced blood flow and damage of the interconnecting central nervous system, endocrine system and blood circulatory system disrupt the production of hormones and the transmission of neurotransmitters, such as melatonin, dopamine and norepinephrine, leading to a defective encoding and decoding of functions and resulting in deficient or abnormal social behaviors that are the hallmarks of ADHD and ASD

- We strategically partner with Mr. Sik-Kee Au and have exclusive rights and ownership of all his TCM formulae and the intellectual property rights of the TCM formulae
- These TCM formulae form the basis of our TCM product candidates, which we intend to develop and commercialize for the treatment of ADHD and ASD
- In exchange for the rights to Mr. Sik Kee Au's TCM formulae and related intellectual property, the Company is required to donate three percent (3.0%) of net revenue that the Company generates in association with the use and/or commercialization of the TCM formulae for charitable causes

Disclaimer: The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation. No liability whatsoever is accepted with respect to the use of this document or its contents. See offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Regencell Bioscience Holdings Limited | 10

Our TCM Formulae Candidates

- One theory: all formulae are developed based on Sik-Kee Au TCM Brain Theory™
- Two components in each TCM formula candidate: standard base formula + fixed adjusted formula
- Three liquid-based TCM formulae candidates (mild, moderate and severe conditions), taken orally twice-daily
- Holistic approach, every bodily function is taken into consideration when preparing the TCM formulae using natural ingredients without any synthetic components to treat different elements within the body
- Aim to address the fundamental cause of the disorders to achieve improvements in both symptoms and overall health as compared to currently available medications in the market



康熙甲子重鐫
李時珍先生纂輯
本草綱目

Blood Circulation Herbs:	Detoxication Herbs:	Digestion Herbs:
桃仁 Taoren (Persicae Semen) 紅花 Honghua (Carthami Flos) 乳香 Ruxiang (Olibanum) 沒藥 Moyao (Myrrha)	海藻 Haizao, Algae (Sargassum) 蒲公英 Pugongying (Taraxaci Herba) 黃芩 Huangqin (Scutellariae Radix)	白朮 Baizhu (Atractylodis Macrocephalae Rhizoma) 山楂 Shanzha (Crataegi Fructus) 雞內金 Jineijin (Galli Gigerii Endothelium Coreneum)
Tonifying Herbs:	**Blood Clot Removing Herbs:**	**Qi Regulating, Heat, Wind Removing Herbs:**
黃芪 Huangqi (Astragali Radix) 地黃 Dihuang (Rehmanniae Radix) 山茱萸 Shanzhuyu (Corni Fructus)	三七 Sanqi (Notoginseng Radix et Rhizoma) 當歸 Danggui (Angelicae Sinensis Radix) 川芎 Chuanxiong (Chuanxiong Rhizoma)	荊芥 Jingjie (Schizonepetae Herba) 防風 Fangfeng (Saposhnikoviae Radix) 香附 Xiangfu (Cyperi Rhizoma)

Disclaimer: The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation. No liability whatsoever is accepted with respect to the use of this document or its contents. See offering documents for further risks and disclosure. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

Regencell Bioscience Holdings Limited | 11

Regencell Bioscience Holdings Limited | 12 Our First Research Study • C ommenced in November 2018 ( 6 patients) and March 2019 ( 1 patient) • Seven patients, between five and eleven years old, who were clinically diagnosed with ADHD or ASD by healthcare professionals • Designed with a small sample size to allow us to collect preliminary data, monitor the treatment progress, observe the effect of the treatment and note any adverse side effects in a cost - effective and systematic way • Each enrolled patient stopped all existing medical treatment for ADHD or ASD and were treated with personalized TCM formulae for a period of up to three months • Efficacy and improvement in patients’ symptoms were assessed through parent interviews and using the following globally accepted assessment tools : 1. Autism Treatment Evaluation Checklist (“ATEC”) 2. Gilliam Autism Rating Scale (“GARS”) 3. Vanderbilt ADHD Diagnostic Parent Rating Scale (“VADRS”) 4. Swanson, Nolan, and Pelham (SNAP) - IV 26 - item scale (SNAP - IV - 26 ) • In this first research study, all participants showed a drop in assessment scores, indicating that their conditions of ADHD and ASD symptoms were less severe, after a 3 - month treatment with personalized TCM formulae Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

Regencell Bioscience Holdings Limited | 13 Our First Research Study Results Assessment Tools Ranges of Change Mean Change Median Change ATEC - 19% to - 67% - 37% - 35% GARS 1% to - 59% - 33% - 34% VADRS - 8% to - 49% - 30% - 32% SNAP - IV - 26 - 5% to - 44% - 28% - 33% 1. Patients were treated by the TCM Practitioner with the use of personalized TCM formulae 2. Six patients were treated for three months and one patient (Patient 7) was treated for only two months due to personal reason s Notes: - 35% - 19% - 23% - 46% - 67% - 49% - 22% - 36% 1% - 59% - 56% - 30% - 15% - 34% - 38% - 8% - 46% - 19% - 49% - 32% - 20% - 37% - 5% - 44% - 15% - 38% - 33% - 20% -80% -60% -40% -20% 0% 20% Percentage Change In Scores ( A reduction in score indicates a lower severity of autism symptoms ) ATEC GARS VADRS SNAP-IV-26 Patient 1 Patient 2 Patient 3 Patient 4 Patient 5 Patient 6 Patient 7 Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

Regencell Bioscience Holdings Limited | 14 Our Planned Second Research Study Objective • Validate efficacy of the three standardized TCM formulae candidates for mild, moderate and severe conditions • Provide foundation for proprietary Chinese medicine (“pCm”) registration Study Design • Sample size: 100 patients in 3 - 12 month treatment cycles • Eligibility criteria: 6 - 12 years old, diagnosed with ADHD or ASD • Intervention: standardized TCM formulae, liquid - based, taken orally twice - daily for 3 - 12 months • Outcome measures: ATEC, VADRS, Quality of Life (“QoL”) surveys and parent interviews • Estimated start date : Q3 2021 • Estimated completion date: Q4 2022 July 2021 – August 2021 September 2021 – August 2022 September 2022 – Dec ember 2022 • Recruit candidates • Pre - treatment assessments • Weekly doctor visits • Monthly treatment assessments • Post treatment assessments and reports Execution Timeline Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

Regencell Bioscience Holdings Limited | 15 • We estimate that it will take us approximately four years to commercialize our standardized TCM formulae candidates in Hong Kong : • Approximately one year to complete our second research study, including enrollment of qualified patients for treatment by qualified TCM practitioner(s) with the use of our standardized TCM formulae candidates, assessment and analysis • Approximately one year to develop an efficient centralized production process to manufacture our liquid - based standardized TCM formulae, set up our centralized production facility and apply for manufacturer license with the Hong Kong Chinese Medicines Board after our second research study • Approximately one year to prepare for efficacy documents and conduct tests, including safety, quality and stability tests upon completion of our second research study, during which time we will also apply for manufacturer license for our centralized production process and approval of manufacturer license • Approximately one year or more for review process of our pCm registration application after submission of our application to the Hong Kong Chinese Medicines Board Registering Proprietary Chinese Medicine in Hong Kong pCm registration = proprietary Chinese medicine registration which is required for a TCM product to be imported, manufactured and distributed in Hong Kong Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

Regencell Bioscience Holdings Limited | 16 Development Strategy and Timeline Note: The projected timeline above is what we aim to achieve but there is no guarantee that any of the listed milestones will be me t i n the time noted or at all. Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

Regencell Bioscience Holdings Limited | 17 Exclusivity and Intellectual Property Strategy P roprietary TCM F ormulae P roprietary Production Processes and Equipment Brand and Marketing IP Protection Strategies • Exclusive rights and ownership of all the TCM Practitioner’s formulae and their IP rights • Part of the formulae will be kept a trade secret • Access only granted to the CEO • Strong non - disclosure and non - compete agreements which are strictly enforced • File patents for the formulae • File patents for the proprietary production processes and equipment developed in - house • Access to know - how will only be granted on a need - to - know basis • Strong non - disclosure and non - compete agreements which are strictly enforced • We have filed and secured the following trademarks: RGC ® , RGC Regencell ® , 腦還原 ® and Sik - Kee Au TCM Brain Theory Я • File additional trademarks for our brands and marketing • Closely monitor and rigorously enforce our trademark rights Trade Secret Patent Trademark Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

Regencell Bioscience Holdings Limited | 18 ▪ Established Regencell in 2014 ▪ Founding partner of one of California’s largest group of property investors which partners with the leading pension and private equity funds with assets over US $ 250 billion ▪ Bachelor of Science degree from the Haas School of Business at UC Berkeley ▪ Investment Banker at Deutsche Bank and ING Barings and winner of the M&A deal of the year awards ▪ Participates in charity events for thousands of underprivileged families and elderlies in Hong Kong and U . S . During the COVID - 19 outbreak, Mr . Au donated over 200 , 000 masks to hospitals, elderlies and needy families ▪ Set up Regencell Foundation Limited to further his charitable endeavors ▪ Committed US $ 1 annual salary and no bonus until the company market capitalization reaches US $ 1 billion Mr. Yat - Gai Au Chairman & CEO Dr. Yi - Chung Chao Director & Chief Medical Officer ▪ California board certified Chinese medicine doctor and acupuncturist ▪ Co - founder and CTO of Nasdaq listed Telenav in Silicon Valley ▪ Started his journey in TCM when his then 7 - year - old son was diagnosed with ASD and subsequently received Mr . Sik - Kee Au’s treatment . The treatment transformed his son from a disengaged, moody boy to a confident young man who recently completed his Master’s degree in June 2020 ▪ Bachelor’s degree in Mechanical Engineering from the National Taiwan University, Master’s degree in Aerospace Engineering from the University of Texas at Austin and Ph . D . in Aeronautics and Astronautics from Stanford University Mr. James Chung Chief Strategy Officer ▪ Joined Regencell Bioscience Ltd . in 2015 and brings 15 years of experience in various leading roles ▪ Started his career as a telecommunication engineer at Hutchison Global Crossing, worked at Sungard Financial Systems, providing front to back trading and risk management software solutions for banks, managed the Asia equities and derivatives electronic trading platform of Nasdaq listed Investment Technology Group ▪ Witnessed the amazing healing capabilities of the TCM treatment first - hand and strongly believed that TCM treatment should be more readily available to help more people ▪ Graduate of Quantitative Finance from Stanford University and Telecommunications Technology from British Columbia Institute of Technology Management Team ▪ Brings over 15 years of senior and professional finance experience ▪ CFO experience include four mainboard listed companies on the Hong Kong Stock Exchange and one mainboard listed company on the Tokyo Stock Exchange ▪ MNC finance experience as Philips’ Asia Head of Cash Management and Risk and IBM’s China Treasurer ▪ Investment banking and management consulting experience from Merrill Lynch and Booz Allen & Hamilton ▪ Bachelor’s degree in Finance from the University of Texas at Austin and MBA from Massachusetts Institute of Technology Mr. Tien Hsiang Chau Chief Financial Officer Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

Regencell Bioscience Holdings Limited | 19 Independent Directors ▪ Over 20 years of retail and brand management experience ▪ 18 - year at the Dairy Farm Company Limited, a leading pan - Asian retailer, responsible for product development, brand building, customer loyalty, and sales and profitability of multiple business segments ▪ Spearheaded the launch of both the GNC and Boots brands in Hong Kong ▪ Three years at Nielsen, where her major clients included Unilever, Coca - Cola, HSBC, MSD and L’Oreal ▪ Participated in charitable endeavors, such as promoting mental health awareness in the community and holding workshops to promote self - awareness and reduce stigma in local high schools, co - organized by the HK Hospital Authority ▪ Bachelor of Arts in Mathematics (Honors) from Mills College and MBA from University of Southern California Ms. Evana Yee Wah Hui Independent Director Mr. Paul J. Niewiadomski Independent Director ▪ Partner in Lubin Olson & Niewiadomski LLP’s Business, Finance and Workouts Practice Groups ▪ Advised both publicly traded and private companies in a broad range of business transactions such as acquisitions, dispositions, joint ventures, and financing ▪ Served on the boards of several non - profit, for profit and civic organizations and is a member of the Urban Land Institute (San Francisco) and NAIOP (San Francisco Bay Area) ▪ Recognized by Thomson Reuters as a Northern California “Super Lawyer” and was selected by his peers for the inclusion of the 2018 , 2019 and 2020 Editions of The Best Lawyers in America ▪ Bachelor of Business Administration from Western Michigan University (Magna Cum Laude), Master of Laws from New York University and Juris Doctor from University of Michigan Mr. Cheung Ming Wong Independent Director ▪ Over 20 years of experience in banking and finance ▪ Runs a fund focused on derivatives and quantitative strategies ▪ Served as General Manager and Head of Treasury and Global Markets for China CITIC Bank International and Managing Director and Head of Trading for Asia Pacific for Banco Santander S . A . ▪ Served in senior trading and structuring roles at global institutions including HSBC, Deutsche Bank and Standard Bank PLC ▪ Started his career as an audit professional at Price Waterhouse and Deloitte Touche Tohmatsu ▪ Charter holder of the Chartered Financial Analyst (CFA) and a member of CPA Australia ▪ Bachelor of Commerce degree from the University of Melbourne Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

Regencell Bioscience Holdings Limited | 20 Use of Proceeds • We plan to use the estimated IPO net proceeds of $19.3M (if no over - allotment is exercised) for the following purposes, with an estimated total of $29M needed to attain approval of our pCm formulae in Hong Kong: (1) Estimated The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering . Based on our current projection, we expect the net proceeds of the offering will provide funds to use for the purposes specified above until December 31 , 2023 . Notes: US$2.9M US$2.7M US$2.3M US$3.2M US$8.2M IPO Net Proceeds: US$19.3M (1) Second Research Study 15% Staff Salaries 43% Facilities Rental, Renovations and Equipment 14% Legal, Product and IP Registration 12% Working Capital & Other General Corporate Purposes 16% Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

Regencell Bioscience Holdings Limited | 21 ▪ Commitments from our strategic partner, Mr . Sik - Kee Au • Dedicated to treat people afflicted with incurable illnesses, disorders and degeneration • Inventor of the TCM formulae that form the basis for our TCM formulae products for ADHD and ASD • Contributed all rights and ownership of his TCM formulae to the Company • Committed to donate all his royalties to charity ▪ Commitments from our Chairman and CEO, Mr . Yat - Gai Au • Will convert US $ 3 . 25 million of loans into ordinary shares of the Company at the IPO price • Committed to a US $ 1 annual salary and no bonus until the Company market capitalization reaches US $ 1 billion • Set up Regencell Foundation Limited to further his charitable endeavors C aring: Caring for patients A ccountable: Maintain a high standard of quality and integrity R espect: Value partnership, teamwork and harmony E nthusiastic: Passionate to improve the life of underprivileged Our Commitments Disclaimer : The information contained in this document is intended only for use during the presentation and should not be disseminated or distributed to parties outside the presentation . No liability whatsoever is accepted with respect to the use of this document or its contents . See offering documents for further risks and disclosure . There is no guarantee that any specific outcome will be achieved . Investments may be speculative, illiquid and there is a risk of loss . Past performance is not indicative of future results .

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